EXHIBIT 99.1

THE HANOVER INSURANCE GROUP'S NEWLY APPOINTED

CHIEF FINANCIAL OFFICER RESIGNS

WORCESTER, Mass. (September 18, 2007) – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that John J. Leahy has resigned his position as executive vice president and chief financial officer for personal reasons, effective immediately.

Leahy replaced Edward J. Parry III, who elected to leave the company August 31, after 15 years, to pursue other career opportunities. Leahy joined The Hanover after serving in key business and strategy roles with PepsiCo., Inc. (NYSE: PEP) and Keane, Inc. (NYSE: KEA), a Boston-based business and information technology services firm.

“John advised us that he desired to resign for personal reasons,” said Frederick H. Eppinger, chief executive officer at The Hanover Insurance Group. “We respect his decision. We have a very strong and experienced finance organization and I have every confidence we will manage through a smooth transition to new leadership.”

The company has begun to search for a successor. In the meantime, The Hanover’s Board of Directors has appointed Eppinger acting chief financial officer and Warren E. Barnes acting principal accounting officer. Barnes has been vice president and corporate controller since 1997 and is a member of the company’s Operating Committee.

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The Hanover Insurance Group’s Newly Appointed Chief Financial Officer Resigns

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

CONTACTS:

Investor Relations	Media Relations
Sujata Mutalik	Michael Buckley
smutalik@hanover.com	mibuckley@hanover.com
(508) 855-3457	(508) 855-3099